Exhibit 99.1

INSPIRED REPORTS FIRST QUARTER 2021 RESULTS

●	UK betting shops, pubs and holiday parks expected to open May 17th with social distancing; All UK restrictions expected to be lifted on June 21st following COVID-19-related closures for the entirety of the first quarter 2021
●	Established Third Quarter 2021 Adjusted EBITDA Guidance of $28 million -$30 million
●	Liquidity position remains strong with cash of approximately $41.2 million and undrawn Revolver capacity of approximately $27.6 million[1] at March 31, 2021
●	First Quarter Revenue of $22.8 million, including $3.1 million of VAT-related revenue
●	First Quarter Aggregate Online Revenue[2] increased 90% year- over-year
●	Launched Interactive games in Michigan in May 2021
●	First Quarter Net Loss of $16.7 million, including $3.1 million of VAT-related income
●	First Quarter Adjusted EBITDA[3] of $3.9 million, including $3.1 million of VAT-related income

New York, New York, May 10, 2021 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the three-month period ended March 31, 2021.

The Company generated total revenue of $22.8 million, a net loss of $16.7 million and Adjusted EBITDA of $3.9 million in the three months ended March 31, 2021 on a reported basis4. As previously communicated, the Company’s worldwide land-based businesses were almost entirely closed for the three-month period ended March 31, 2021 due to the ongoing COVID-19 global pandemic (“COVID-19 Closures”). Results included a payment from a UK Licensed Betting Operator (“LBO”) customer related to our contractual revenue share of its value-added tax (“VAT”) rebate. VAT-related revenue and VAT-related income positively impacted revenue, net loss and Adjusted EBITDA by $3.1 million.

The Company’s aggregate business across its Interactive and Online Virtuals channels continued to exhibit growth with revenues of $10.7 million, a 90.0% increase year-over-year with continued strong performance in all major markets. Interactive revenue of $5.2 million increased 143.2% year-over-year, and Interactive net income increased from $0.1 million to $2.6 million year-over-year, with Interactive operating margin increasing from 2.7% to 50.0% year-over-year. Interactive Adjusted EBITDA increased from $0.7 million to $3.4 million year-over-year, with Interactive Adjusted EBITDA margin3 increasing from 34.6% to 65.1% year-over-year. In addition to the consistent launch of new high-quality content, we added new customers and new territories to our online platform.

1 Assuming GBP:USD exchange rate of 1.38 at March 31, 2021.

2 Aggregate Online Revenue includes revenue derived from Online Virtual Sports and Interactive online.

3 “Adjusted EBITDA” and “Adjusted EBITDA margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

4 Currency movements in the quarter did not materially affect the reported results.

Summary of Consolidated First Quarter 2021 Financial Results (unaudited)

						Functional
	Quarter Ended				Currency	Currency
	March 31		Change		Movement	Growth
	2021	2020[3]	(%)		2021	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$22.8	$52.3	(56.4)%		$1.6	(59.4)%
Net operating (loss)	$(12.2)	$(7.2)	NM	[2]	$(1.0)	NM	[2]
Net (loss)	$(16.7)	$(9.8)	NM	[2]	$(1.4)	NM	[2]
Net (loss) per diluted share	$(0.74)	$(0.44)	NM	[2]
Non-GAAP Financial Measures[1]:
Adjusted EBITDA	$3.9	$10.1	(61.5)%		$0.9	175.0%

1Reconciliation to GAAP shown below.

2Percentage change is not meaningful.

3 On April 12, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a joint statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). As a result of the SEC Statement, Inspired restated its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended March 31, 2020, the change in fair value of warrant liability resulting from the SEC Statement was a $7.6 million credit.

The UK Government has outlined its roadmap for reopening of the economy, which is now well underway. The UK reopening roadmap contemplates all businesses to be open without restrictions on June 21, 2021. As of April 12, 2021, English pubs opened outdoor dining only and betting shops opened with 50% machine capacity. Current UK guidance contemplates pubs, betting shops and holiday parks re-opening with social distancing restrictions in place on May 17, 2021 and all of our English land-based businesses to re-open on June 21, 2021 without restrictions. In Greece, the Greek Organisation of Football Prognostics (OPAP) betting shops reopened on April 12, 2021 to offer Virtual Sports. Although government guidance has not been publicly announced, we expect Greece and Italy to reopen in the second quarter 2021.

“We continue to be encouraged by the trends we are seeing across our business with the recent easing of COVID restrictions,” said Lorne Weil, Executive Chairman of Inspired. “While it has only been a couple of weeks since English betting shops reopened and we are restricted to two out of four machines per shop, our gross gaming revenue per operational machine in betting shops has performed above December 2020 levels when they were operating under the same conditions. In addition, we understand bookings for the UK holiday park business are at record levels and outdoor sales in UK pubs have been robust since reopening.”

Weil continued, “North America continues to be a key focus of our growth strategy and our footprint there continues to expand notwithstanding COVID. We placed our first Valor™ terminals with Western Canada Lottery Corporation (“WCLC”) in March 2021 and to-date they have performed well above estate average. This stellar performance mirrors what we have seen in Illinois, where Valor™ continues to gain popularity. Our Interactive business has continued its outstanding momentum into the second quarter where our entry into Michigan demonstrates the further progress we have made in our strategic expansion into new markets. We believe we are well positioned to bring our products to customers in the US iGaming market with an impressive roadmap of game launches and high-profile partners already in place.”

“We have weathered the COVID-19 period to date and see the light at the end of the tunnel,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “We have effectively managed our liquidity position to be well prepared for our land-based businesses to return with a more streamlined operating structure and improved overall cost structure. We believe we are well positioned to execute on our strategic plan to deliver profitable growth, increase cash flows and maximize shareholder value.”

Management Guidance for Third Quarter 2021

Given the unique circumstances surrounding the COVID-19 pandemic and the reopening milestones in the second quarter, management will not provide guidance for second quarter 2021. Management is providing guidance for third quarter 2021 operating results assuming our land-based businesses all reopen by the end of second quarter 2021.

Based on (i) current demand indicators, (ii) present-day prevailing exchange rates and (iii) the assumption that current expectations for reopenings in the various geographies in which our customers operate are not impacted by additional COVID-related measures, we expect third quarter 2021 Adjusted EBITDA to be $28.0 million to $30.0 million, with Adjusted EBITDA margins of 38.0% to 39.0%. We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect net income including change in warrant liability, income tax expense and stock-based compensation expense. Our expected Adjusted EBITDA for third quarter 2021 should not be used to predict net income for third quarter 2021 because the difference between net income and Adjusted EBITDA is variable. Management does not currently intend to provide such guidance for future periods.

“As indicated by our third quarter guidance, we remain confident that we will be beneficiaries of strong consumer demand in our markets upon the full reopening and that we will emerge from the pandemic even stronger than before with a more efficient cost structure, improved liquidity, a larger customer base and increased growth opportunities,” concluded Weil.

Recent Highlights (as of May 10, 2021)

Gaming

●	40 Valor™ Sales in Illinois during the First Quarter – This brings total Valor™ terminal sales in Illinois since launch to 469. The Company has commitments for 55 additional units in Illinois thus far in the second quarter.
●	100 Valor™ Sales to WCLC– First terminals were delivered to WCLC in March 2021 (providing revenue of $1.6 million) with net revenue per unit on initial units performing above the estate average to date during the second quarter 2021.
●	$3.1 Million Payment on VAT Tax Rebate – Inspired received $3.1 million from one of our LBO customers during the first quarter related to our contractual revenue share of its UK VAT rebate.

Virtual Sports

●	New Retail and Online Virtual Sports Agreements – During the first quarter, Inspired signed a new agreement to provide Virtual Sports across online and retail channels for all Entain brands, which include Ladbrokes, Coral, BetMGM, bwin, Sportingbet, partypoker, Gala and Foxy Bingo. The Company also signed a new online Virtual Sports agreement with Stoiximan in Greece.
●	Online Virtual Sports Launches –During the quarter, two channels of Matchday Soccer were launched with Sisal Sans in Turkey via our proprietary Virtual Plug & Play™ platform. This is in addition to their existing 11 channels of Virtual Sports and, since launch, they have seen a significant increase in performance. In Poland, we launched a soccer and mixed sports channel with Fortuna on 250 self-service betting terminals, which complements our previously available over-the-counter offering.

●	New Territories – During the first quarter, V-Play Horses was launched with LT Game in Macau in Casino Kam Pek on self-service betting terminals. The Washington DC Lottery is expected to become the latest North American lottery to launch our retail and online Virtual Sports in the second quarter.
●	High-Profile Virtual Events – During the second quarter, Inspired held the virtual Grand National, which was televised in the UK.

Interactive

●	New Customers – Interactive content launched with nine new customers, including BetMGM, Gamesys and Interwetten, during the first quarter.
●	New Jurisdictions – During the first quarter we were granted a provisional license to supply online games by the Michigan Gaming Control Board. We launched Interactive games in Michigan and in Spain (both new markets) in the second quarter.
●	New Content – Nine games launched during the first quarter across the estate including Vegas Cash Spins™ and Fruity Bonanza Scatterdrops™, both of which were developed with brand new game mechanics.
●	New Contract – Signed a contract to launch Interactive games with Wynn Resorts during the second quarter.

Leisure

●	New Agreement – Signed a contract extension with Marstons during the second quarter.

Overview of First Quarter 2021 Results Versus First Quarter 2020 on a Reported Basis

Gaming Revenue was $10.8 million, a decrease from $24.9 million in the first quarter 2020. Gaming Service Revenue was $5.6 million, a decrease from $16.6 million in the first quarter 2020. Gaming service revenue was favorably impacted by $3.1 million in VAT-related revenue, which was offset by COVID-19 Closures in the UK ($10.9 million), Greece ($2.4 million) and Italy ($0.7 million). Gaming Product Revenue declined to $5.2 million from $8.3 million in the first quarter 2020. During the quarter we sold 140 Valor™ terminals in Illinois and WCLC. Gaming Net Loss increased $2.4 million year-over-year to $3.6 million. Gaming Adjusted EBITDA was $3.2 million, a decrease from $6.3 million in the first quarter 2020, as a result of COVID-19 Closures.

Virtual Sports Revenue, which no longer includes Interactive but does include Online Virtual Sports, decreased to $6.3 million from $7.8 million in the first quarter 2020. Due to the COVID-19 Closures and resulting growing migration to gaming online, Online Virtual Sports revenue increased $1.8 million year-over-year while retail Virtual Sports revenue declined $3.3 million. Virtual Sports Net Income was $3.7 million, a decrease from $5.0 million in the first quarter of 2020. Virtual Sports Adjusted EBITDA decreased to $4.9 million from $5.9 million in the first quarter 2020.

Interactive Revenue increased 143.2% to $5.2 million from $2.1 million in the first quarter 2020. The revenue growth was driven by the addition of new customers and territories and the consistent launch of new high-quality content as well as the growing migration of end users to online platforms. Interactive Net Income increased to $2.6 million from $0.1 million in the first quarter 2020. Interactive Adjusted EBITDA increased to $3.4 million from $0.7 million in the first quarter 2020.

Leisure Revenue was $0.5 million in the first quarter 2021 compared to $17.5 million in the first quarter of 2020. During the period, all major sectors of the Leisure segment (Pubs, Holiday Parks, Motorway Service Areas and Bingo) remained closed due to the COVID-19 Closures in the UK. Leisure Net Loss increased by $6.7 million year-over-year to $7.7 million. Leisure Adjusted EBITDA decreased to a loss of $3.4 million from a gain of $2.4 million in the first quarter 2020.

Total Company Selling, General and Administrative expenses decreased by $14.2 million, or 50.7%, on a reported basis, to $13.8 million. This $14.2 million reduction comprises headcount savings of $10.3 million; travel, expenses and fleet savings of $1.3 million; marketing and exhibition savings of $1.0 million; facilities savings of $0.7 million and other savings totaling $0.9 million. Of this $14.2 million reduction, we expect permanent savings of approximately $5.0 million in addition to approximately $2.1 million of synergies from the Novomatic Gaming Technology Group (“NTG”) acquisition included in the prior year.

Total Company Net Cash Provided by Operating Activities Less Capital Expenditures during the quarter decreased to an outflow of $6.8 million from an inflow of $0.1 million in the first quarter 2020. This decrease was driven by COVID-19 Closures and interest expense timing differences resulting in payments of $6.8 million during the first quarter 2021 compared to $0.1 million in the first quarter 2020.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Monday, May 10, 2021 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until May 17, 2021 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10156076. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across land-based and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 gaming terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2020, which is available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Cash	$41.2	$47.1
Accounts receivable, net	21.0	27.5
Inventory, net	17.1	17.6
Prepaid expenses and other current assets	13.3	16.8
Total current assets	92.6	109.0

Property and equipment, net	61.8	65.5
Software development costs, net	39.7	42.4
Other acquired intangible assets subject to amortization, net	7.5	7.7
Goodwill	84.7	83.7
Right of use asset	12.0	12.5
Other assets	2.7	3.3
Total assets	$301.0	$324.1

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$21.1	$17.9
Accrued expenses	32.1	31.4
Corporate tax and other current taxes payable	5.8	14.4
Deferred revenue, current	9.3	11.5
Operating lease liabilities	3.6	3.6
Other current liabilities	2.4	2.5
Warrant liability	16.0	13.0
Current portion of finance lease liabilities	0.9	0.6
Total current liabilities	91.2	94.9

Long-term debt	295.9	297.5
Finance lease liabilities, net of current portion	1.1	0.2
Deferred revenue, net of current portion	9.2	11.4
Derivative liability	1.1	1.7
Operating lease liabilities	8.6	9.2
Other long-term liabilities	6.3	10.9
Total liabilities	413.4	425.8

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,594,207 shares and 22,430,475 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid in capital	326.0	324.6
Accumulated other comprehensive income	35.7	31.1
Accumulated deficit	(474.1)	(457.4)
Total stockholders’ deficit	(112.4)	(101.7)
Total liabilities and stockholders’ deficit	$301.0	$324.1

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Service	$17.1	$42.8
Product sales	5.7	9.5
Total revenue	22.8	52.3

Cost of sales, excluding depreciation and amortization:
Cost of service	(2.1)	(8.5)
Cost of product sales	(3.2)	(6.2)
Selling, general and administrative expenses	(15.2)	(28.0)
Acquisition and integration related transaction expenses	(1.4)	(3.2)
Depreciation and amortization	(13.1)	(12.6)
Net operating loss	(12.2)	(7.2)

Other expense
Interest income	—	0.3
Interest expense	(8.6)	(6.1)
Change in fair value of warrant liability	(3.0)	7.6
Loss from equity method investee	—	(0.5)
Other finance income (expense)	6.4	(3.7)

Total other expense, net	(5.2)	(2.4)

Loss before income taxes	(17.4)	(9.6)
Income tax benefit (expense)	0.7	(0.2)
Net loss	(16.7)	(9.8)

Other comprehensive income/(loss):
Foreign currency translation (loss) gain	(1.1)	3.1
Change in fair value of hedging instrument	0.6	(1.5)
Reclassification of gain on hedging instrument to comprehensive income	0.5	0.4
Actuarial gains on pension plan	4.6	4.4
Other comprehensive income/(loss)	4.6	6.4

Comprehensive loss	$(12.1)	$(3.4)

Net loss per common share – basic and diluted	$(0.74)	$(0.44)

Weighted average number of shares outstanding during the period – basic and diluted	22,584,609	22,384,268
Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(1.4)	$(1.0)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(16.7)	$(9.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13.1	12.6
Amortization of right of use asset	0.6	0.9
Stock-based compensation expense	1.4	1.0
Impairment of investment in equity method investee	—	0.7
Foreign currency translation on senior bank debt	(6.1)	3.9
Change in fair value of warrant liability	3.0	(7.6)
Reclassification of loss on hedging instrument to comprehensive income	0.2	0.4
Non-cash interest expense relating to senior debt	1.3	0.5
Changes in assets and liabilities:
Accounts receivable	6.7	(10.0)
Inventory	0.7	1.3
Prepaid expenses and other assets	4.3	5.7
Corporate tax and other current taxes payable	(8.6)	0.1
Accounts payable	3.0	4.9
Deferred revenues and customer prepayment	(4.5)	(0.5)
Accrued expenses	0.4	7.5
Operating lease liabilities	(0.7)	(0.8)
Other long-term liabilities	(0.1)	0.3
Net cash (used in) provided by operating activities	(2.0)	11.1

Cash flows from investing activities:
Purchases of property and equipment	(2.0)	(8.4)
Disposals of property and equipment	—	1.0
Purchases of capital software	(2.8)	(3.6)
Net cash used in investing activities	(4.8)	(11.0)

Cash flows from financing activities:
Proceeds from issuance of revolver	—	22.3
Repayments of finance leases	(0.2)	(0.1)
Net cash (used in) provided by financing activities	(0.2)	22.2

Effect of exchange rate changes on cash	1.1	(2.9)
Net (decrease) increase in cash	(5.9)	19.4
Cash, beginning of period	47.1	29.1
Cash, end of period	$41.2	$48.5

Supplemental cash flow disclosures
Cash paid during the period for interest	$6.8	$0.1
Cash paid during the period for income taxes	$—	$—
Cash paid during the period for operating leases	$0.3	$1.0

Supplemental disclosure of noncash investing and financing activities
Property and equipment acquired through finance lease	$1.3	$—
Lease liabilities arising from obtaining right of use assets	$—	$(0.9)
Adjustment to goodwill arising from adjustment to fair value of assets acquired	$—	$(0.3)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended
	Unaudited	Unaudited
	Mar 31,	Mar 31,
(In millions)	2021	2020[1]
Net income (loss)	$(16.7)	$(9.8)
Items Relating to Discontinued Activities:
Pension charges	0.2	0.2

Items outside the normal course of business:
Costs of group restructure	-	0.1
Acquisition and integration related transaction expenses	1.4	3.2
Impairment on interest in equity method investee	-	0.7

Stock-based compensation expense	1.4	1.0

Depreciation and amortization	13.1	12.6
Interest Income	-	(0.3)
Interest Expense	8.6	6.1
Change in fair value of warrant liability	3.0	(7.6)
Other finance expenses / (income)	(6.4)	3.7
Income tax	(0.7)	0.2
Adjusted EBITDA	$3.9	$10.1

Adjusted EBITDA	£2.8	£7.8

Exchange Rate - $ to £ (5)	1.37	1.28

1As a result of the SEC Statement, Inspired revised its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended March 31, 2020, the change in fair value of warrant liability resulting from the SEC Statement was a $7.6 million credit.

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended
	31-Mar		Change
(In millions of GBP)	2021	2020	%

Total Revenue £’m - Scheduled Online Virtuals	£4.0	£2.7	46.4%
Total Revenue £’m – Interactive	£3.7	£1.7	124.9%
Total Revenue £’m - Scheduled Online Virtuals and Interactive	£7.7	£4.4	76.2%

in millions of USD	$10.7	$5.6	90.0%

Exchange Rate - $ to £	1.38	1.28

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended March 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$(3.6)	$3.7	$2.6	$(7.7)	$(11.7)	$(16.7)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.4	1.4

Stock-based compensation expense	0.2	0.1	0.1	0.1	0.9	1.4

Depreciation and amortization	6.6	1.1	0.7	4.2	0.5	13.1
Interest Income	—	—	—	—	—	—
Interest Expense	—	—	—	—	8.6	8.6
Changes in fair value of warrant liability	—	—	—	—	3.0	3.0
Other finance expense/income	—	—	—	—	(6.4)	(6.4)
Income tax	—	—	—	—	(0.7)	(0.7)
Adjusted EBITDA	$3.2	$4.9	$3.4	$(3.4)	$(4.2)	$3.9

Adjusted EBITDA	£2.3	£3.6	£2.5	£(2.5)	£(3.1)	£2.8

Exchange rate - $ to £						1.37

Three Months Ended March 31, 20201

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$(1.2)	$5.0	$0.1	$(1.0)	$(12.7)	$(9.8)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	0.1	0.1
Acquisition and integration related transaction expenses	—	—	—	—	3.2	3.2
Impairment on interest in equity method investee	—	—	—	—	0.7	0.7

Stock-based compensation expense	0.1	0.1	—	—	0.8	1.0

Depreciation and amortization	7.4	0.8	0.6	3.4	0.4	12.6
Interest Income	—	—	—	—	(0.3)	(0.3)
Interest Expense	—	—	—	—	6.1	6.1
Changes in fair value of warrant liability	—	—	—	—	(7.6)	(7.6)
Other finance expense/income	—	—	—	—	3.7	3.7
Income tax	—	—	—	—	0.2	0.2
Adjusted EBITDA	$6.3	$5.9	$0.7	$2.4	$(5.2)	$10.1

Adjusted EBITDA	£4.9	£4.6	£0.6	£1.8	£(4.1)	£7.8

Exchange rate - $ to £						1.28

1As a result of the SEC Statement, Inspired revised its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended March 31, 2020, the change in fair value of warrant liability resulting from the SEC Statement was a $7.6 million credit.

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended March 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$5.6	$6.3	$5.2	$—	$—	$17.1
Product sales	5.2	—	—	0.5	—	5.7
Total revenue	10.8	6.3	5.2	0.5	—	22.8
Cost of sales, excluding depreciation and amortization:
Cost of service	(0.6)	(0.3)	(0.8)	(0.4)	—	(2.1)
Cost of product sales	(2.9)	—	—	(0.3)	—	(3.2)
Selling, general and administrative expenses	(4.1)	(1.1)	(1.0)	(3.2)	(4.4)	(13.8)
Stock-based compensation expense	(0.2)	(0.1)	(0.1)	(0.1)	(0.9)	(1.4)
Acquisition and integration related transaction expenses	—	—	—	—	(1.4)	(1.4)
Depreciation and amortization	(6.6)	(1.1)	(0.7)	(4.2)	(0.5)	(13.1)
Segment operating income (loss)	(3.6)	3.7	2.6	(7.7)	(7.2)	(12.2)

Net operating loss						$(12.2)

Total assets at March 31, 2021	$78.7	$60.9	$13.3	$84.6	$63.5	$301.0

Total goodwill at March 31, 2021	$1.5	$48.5	$0.4	$34.3	$—	$84.7
Total capital expenditures for the three months ended March 31, 2021	$1.2	$0.8	$0.9	$3.1	$0.2	$6.2

Three Months Ended March 31, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$16.6	$7.8	$2.1	$16.3	$—	$42.8
Product sales	8.3	—	—	1.2	—	9.5
Total revenue	24.9	7.8	2.1	17.5	—	52.3
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.3)	(0.7)	(0.2)	(3.3)	—	(8.5)
Cost of product sales	(5.4)	—	—	(0.8)	—	(6.2)
Selling, general and administrative expenses	(8.9)	(1.2)	(1.2)	(11.0)	(5.7)	(28.0)
Stock-based compensation expense	(0.1)	(0.1)	—	—	(0.8)	(1.0)
Acquisition and integration related transaction expenses	—	—	—	—	(3.2)	(3.2)
Depreciation and amortization	(7.4)	(0.8)	(0.6)	(3.4)	(0.4)	(12.6)
Segment operating income (loss)	(1.2)	5.0	0.1	(1.0)	(10.1)	(7.2)

Net operating loss						$(7.2)

Total assets at December 31, 2020	$93.9	$64.4	$8.5	$87.0	$70.3	$324.1

Total goodwill at December 31, 2020	$1.4	$48.0	$0.4	$33.9	$—	$83.7
Total capital expenditures for the three months ended March 31, 2020	$2.7	$1.0	$0.6	$5.2	$2.3	$11.8